February 13, 1996



First Data Corporation
401 Hackensack Ave.
Hackensack, NJ 07601

RE:   Amended Schedule 13G


Enclosed pursuant to the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at December 31, 1995 by American Express Company, American Express
Travel Related Services Company, Inc. and American Express
Financial Corporation in common stock of First Data
Corporation.


Sincerely,



Steve Turbenson
Manager - Investment Accounting Operations Manager



Enclosure




              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C. 20549

                         SCHEDULE 13G

                         Amendment #6

         Under the Securities and Exchange Act of 1934



                    First Data Corporation
                       (Name of Issuer)


                         Common Stock
                (Title of Class of Securities)



                          319963-10-4
                        (CUSIP Number)



Check the following space if a fee is being paid with this statement



The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.







                    CUSIP NO.   319963-10-4


1) Name of Reporting Person         American Express Company

   S.S. or I.R.S. Identification    IRS No. 13-4922250
   No. of Above Person


2) Check the Appropriate Box            (a)
   if a Member of a Group               (b) X - Joint Filing


3) SEC Use Only


4) Citizenship or Place of Organization      New York

 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             WITH
   (5)              Sole Voting Power   22,618,500
   (6)              Shared Voting Power 765,213
   (7)              Sole Dispositive Power        22,618,500
   (8)                Shared Dispositive Power
4,608,810


9) Aggregate Amount Beneficially
   Owned by Each Reporting Person       27,227,310


10)   Check if the Aggregate Amount in
   Row (9) Excludes Certain Shares      Not Applicable


11)   Percent of Class Represented by
   Amount In Row (9)                    12.21%


12)   Type of Reporting Person          CO, HC




                    CUSIP NO.   319963-10-4


1) Name of Reporting Person         American Express Travel Related
Services                                            Company, Inc.

   S.S. or I.R.S. Identification    IRS No. 13-3133497
   No. of Above Person


2) Check the Appropriate Box            (a)
   if a Member of a Group               (b) X - Joint Filing


3) SEC Use Only


4) Citizenship or Place of Organization           New York

 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             WITH
   (5)                Sole Voting Power
13,571,000
   (6)                Shared Voting Power                   -0-
   (7)                Sole Dispositive Power
13,571,000
   (8)                Shared Dispositive Power         -0-


9) Aggregate Amount Beneficially
   Owned by Each Reporting Person       13,571,000


10)   Check if the Aggregate Amount in
   Row (9) Excludes Certain Shares      Not Applicable


11)   Percent of Class Represented by
   Amount In Row (9)                    6.1%


12)   Type of Reporting Person          CO


                    CUSIP NO.   319963-10-4


1) Name of Reporting Person         American Express Financial Corporation

   S.S. or I.R.S. Identification    IRS No. 13-3180631
   No. of Above Person


2) Check the Appropriate Box            (a)
   if a Member of a Group               (b) X - Joint Filing


3) SEC Use Only


4) Citizenship or Place of Organization           Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             WITH
   (5)                Sole Voting Power                     -0-
   (6)                Shared Voting Power
765,213
   (7)                Sole Dispositive Power                -0-
   (8)                Shared Dispositive Power
4,608,810


9) Aggregate Amount Beneficially
   Owned by Each Reporting Person       4,608,810


10)   Check if the Aggregate Amount in
   Row (9) Excludes Certain Shares      Not Applicable


11)   Percent of Class Represented by
   Amount In Row (9)                    2.07%


12)   Type of Reporting Person          CO, IA


1(a)                               Name of Issuer:
First Data Corporation

1(b)                               Address of Issuer's
Principal                               401 Hackensack Ave.
      Executive Offices:                Hackensack, NJ 07601

2(a)                               Name of Person Filing:             American
Express Company
                                        American Express Travel
Related                            Services
                                        Company, Inc.
                                        American Express
Financial                          Corporation

2(b)                               Address of Principal
Business Office:                        American Express
Company
                                        200 Vesey Street
                                        World Financial Center
                                        New York, NY  10285

                                        American Express Travel
Related                            Services
                                        Company, Inc.
                                        American Express Tower
                                        World Financial Center
                                        New York, New York
10285

                                        American Express Financial
Corporation
                                        IDS Tower 10
                                        Minneapolis, MN 55440

2(c)             Citizenship:                See Item 4 of
Cover Pages

2(d)             Title of Class of Securities:                Common Stock,
$ .01 par value

2(e)             Cusip Number:                        319963-10-4

3     Information if statement is filed pursuant to Rules 13d-
1(b) or 13d-2(b):

                            Not Applicable

4(a)             Amount Beneficially Owned as of December, 31,
1995:   See Item 9 of Cover Pages

4(b)             Percent of Class:    See Item 11 of Cover
Pages

4(c)             Number of Shares as to which such person has:
      (i) Sole power to vote or to direct the vote:   See Item
      5 of Cover Pages
      (ii)       Shared power to vote or direct the vote:   See
Item 6 of Cover Pages
      (iii)      Sole power to dispose or to direct the
disposition of:   See Item 7       of Cover Pages
      (iv)       Shared power to dispose or to direct the
disposition of:   See Item 8       of Cover Pages
5     Ownership of 5% or Less of a Class:

      If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

6     Ownership of more than 5% on Behalf of Another Person:

                            Not Applicable

7     Identification and Classification of the Subsidiary Which
Acquired the                            Security Being Reported
on by the Parent Holding Company:

                            Not Applicable

8     Identification and Classification of Members of the
Group:

                            Not Applicable

9     Notice of Dissolution of Group:

                            Not Applicable



10    Certification:

      After reasonable inquiry and to the best of my knowledge and belief,
      I hereby certify that the information set forth in this statement is true, complete and correct.

      Dated:  December 31, 1995


                                   American Express Company



By:____________________________
                                     Name: Stephen P. Norman
                                     Title:             Secretary

                         Exhibit Index


Exhibit I    Statement of American Express Travel Related Services
Company, Inc.

Exhibit II   Statement of American Express Financial Corporation

Exhibit III  Statement of American Express Company disclaiming
beneficial ownership of shares held by American Express     Financial
Corporation

                          Exhibit  I

                              to

                         Schedule  13G

                          Under  the

                Securities Exchange Act of 1934


   Pursuant to Rule 13d-1(f)(1), American Express Travel
Related Services Company, Inc. affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed in its behalf.


                                 American Express Travel Related
Services                         Company, Inc.



                                 By:
                                   Name:  Stephen P. Norman
                                   Title:  Secretary

                          Exhibit  II

                              to

                         Schedule  13G

                          Under  the

                Securities Exchange Act of 1934


   Pursuant to Rule 13d-1(f)(1), American Express Financial
Corporation affirms that it is individually eligible to use
Schedule 13G and agrees that this Schedule is filed in its behalf.


                                 American Express Financial
Corporation


                                 By:
                                   Melinda S. Urion
                                   Senior Vice President of
Finance
                                   and Chief Financial Officer

                          EXHIBIT III

                              to

                         SCHEDULE 13G

                           under the

                Securities Exchange Act of 1934

American Express Company, American Express Tower, World
Financial Center, New York, New York disclaims beneficial ownership of all securities beneficially owned by American
Express Financial Corporation which are referred to in the
Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d) or 13 (g) of the Securities
Exchange Act of 1934, the beneficial owner of any such securities covered by this Schedule 13 G.


                            AMERICAN EXPRESS COMPANY


By:____________________________
                            Name:       Stephen P. Norman
                            Title:      Secretary